Exhibit 99.1

Concrete Pumping Holdings Reports Third Quarter Fiscal Year 2025 Results

DENVER, CO – September 4, 2025 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the "Company" or "CPH"), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the third quarter ended July 31, 2025.

Third Quarter Fiscal Year 2025 Summary vs. Third Quarter of Fiscal Year 2024 (where applicable)

●	Revenue of $103.7 million compared to $109.6 million.
●	Gross profit of $40.4 million compared to $44.5 million.
●	Income from operations of $12.9 million compared to $16.6 million.
●	Net income of $3.7 million compared to $7.6 million.
●	Net income attributable to common shareholders was $3.3 million, or $0.07 per diluted share, compared to net income of $7.1 million, or $0.13 per diluted share.
●	Adjusted EBITDA[1] of $26.8 million compared to $31.6 million, with Adjusted EBITDA margin[1] of 25.8% compared to 28.8%.
●	Amounts outstanding under debt agreements were $425.0 million with net debt[1] of $384.0 million. Total available liquidity at quarter end was $358.0 million compared to $236.3 million one year ago.
●	Leverage ratio[1] at quarter end of 3.8x.

Management Commentary

“This quarter, our results demonstrated the resilience and adaptability of our business model amid ongoing macroeconomic headwinds and localized weather-related disruptions,” said CPH CEO Bruce Young. “While our concrete pumping volumes continued to experience softness in commercial demand and, to a lesser extent residential construction sectors, our waste management segment delivered modest growth, reinforcing the stability and diversification benefits of our platform. Our disciplined focus on cost management, fleet optimization, and strategic pricing helped buffer against topline softness. We remain committed to generating healthy free cash flow, maintaining flexibility, and deploying capital thoughtfully—whether through opportunistic share repurchases or targeted acquisitions—to position the company for stronger performance as market conditions improve.”

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See "Non-GAAP Financial Measures" below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Third Quarter Fiscal Year 2025 Financial Results

Revenue in the third quarter of fiscal year 2025 was $103.7 million compared to $109.6 million in the third quarter of fiscal year 2024. The decrease was primarily attributable to ongoing deferrals in commercial construction demand and softness in residential demand, mostly due to persistent high interest rates and higher rainfall in the Company’s central and southeast regions. Further, while the Company has not been directly impacted by tariffs, the continued uncertainty surrounding tariffs has contributed to the deferral of certain commercial construction projects.

Gross profit in the third quarter of fiscal year 2025 was $40.4 million compared to $44.5 million in the prior year quarter. Gross margin declined 160 basis points to 39.0% compared to 40.6% in the prior year quarter.

General and administrative expenses ("G&A") in the third quarter were $27.5 million compared to $27.9 million in the prior year quarter. As a percentage of revenue, G&A costs were 26.5% in the third quarter compared to 25.5% in the prior year quarter.

Net income in the third quarter of fiscal year 2025 was $3.7 million compared to net income of $7.6 million in the prior year quarter. Net income attributable to common shareholders in the third quarter of fiscal year 2025 was $3.3 million, or $0.07 per diluted share, compared to net income attributable to common shareholders of $7.1 million, or $0.13 per diluted share, in the prior year quarter.

Adjusted EBITDA in the third quarter of fiscal year 2025 was $26.8 million compared to $31.6 million in the prior year quarter. Adjusted EBITDA margin was 25.8% compared to 28.8% in the prior year quarter.

Liquidity

On July 31, 2025, the Company had debt outstanding of $425.0 million, net debt of $384.0 million and total available liquidity of $358.0 million.

Segment Results

U.S. Concrete Pumping. Revenue in the third quarter of fiscal year 2025 was $69.3 million compared to $75.2 million in the prior year quarter. The decline was driven by ongoing deferrals in commercial construction demand and softness in residential demand, mostly due to economic and market uncertainty from high interest rates, and higher rainfall in the Company's central and southeast regions in the months of May and June. Net income in the third quarter of fiscal year 2025 was $1.6 million compared to net income of $5.0 million in the prior year quarter. Adjusted EBITDA was $15.6 million in the third quarter of fiscal year 2025 compared to $20.3 million in the prior year quarter. These decreases were largely driven by the decrease in revenue volume, as discussed above.

U.S. Concrete Waste Management Services. Revenue in the third quarter of fiscal year 2025 increased 4% to $19.3 million compared to $18.5 million in the prior year quarter. The increase was driven by organic volume growth and pricing improvements. Net income in the third quarter of fiscal year 2025 was $1.4 million compared to net income of $1.7 million in the prior year quarter. Adjusted EBITDA in the third quarter of fiscal year 2025 increased 3% to $7.4 million compared to $7.2 million in the prior year quarter due to improved year-over-year revenue and disciplined cost control.

U.K. Operations. Revenue in the third quarter of fiscal year 2025 was $15.1 million compared to $15.9 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was down 10% year-over-year due to lower volumes caused by a slowdown in commercial construction demand. Net income in the third quarter of fiscal year 2025 was $0.7 million compared to $0.9 million in the prior year quarter. Adjusted EBITDA was $3.9 million in the third quarter of fiscal year 2025 compared to $4.2 million in the prior year quarter. Excluding the impact from foreign currency translation, the changes in net income and adjusted EBITDA were primarily related to the decrease in revenue.

Fiscal Year 2025 Outlook

The Company continues to expect fiscal year 2025 revenue to range between $380.0 million to $390.0 million, Adjusted EBITDA to range between $95.0 million to $100.0 million, and free cash flow2 to be approximately $45.0 million. These expectations continue to assume the construction market will not start to meaningfully recover until late fiscal year 2026 or early fiscal year 2027.

2 Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest.

Conference Call

The Company will hold a conference call on Thursday, September 4, 2025, at 5:00 p.m. Eastern time to discuss its third quarter 2025 results.

Date: Thursday, September 4, 2025

Time: 5:00 p.m. Eastern Time (3:00 p.m. Mountain Time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13755065

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group, Inc. at 1-949-574-3860.

The conference call will be broadcast live and is available for replay here https://viavid.webcasts.com/starthere.jsp?ei=1728355&tp_key=fcf4f7a7c9 as well as the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern Time on the same day through September 11, 2025.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13755065

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of July 31, 2025, the Company provided concrete pumping services in the U.S. from a footprint of approximately 95 branch locations across 23 states, concrete pumping services in the U.K. from approximately 35 branch locations, and route-based concrete waste management services from 23 operating locations in the U.S. and one shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," "outlook" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2025 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, changes in foreign trade policies, restrictive monetary policies, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; adverse and severe weather conditions; the outcome of any legal proceedings, rulings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to identify and complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt, free cash flow and leverage ratio, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense and amortization of deferred financing costs net of interest income, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back loss on debt extinguishment, stock-based compensation, changes in the fair value of warrant liabilities, other expense (income), net, goodwill and intangibles impairment and other adjustments. Other adjustments include non-recurring expenses, non-cash currency gains/losses and transaction expenses. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt as a specified date is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See "Reconciliation of Net Debt" below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income tax expense and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Condensed Consolidated Balance Sheets
	As of July 31,	As of October 31,
(in thousands, except per share amounts)	2025	2024
Current assets:
Cash and cash equivalents	$41,001	$43,041
Receivables, net of allowance for doubtful accounts of $879 and $916, respectively	52,396	56,441
Inventory	7,454	5,922
Prepaid expenses and other current assets	11,918	6,956
Total current assets	112,769	112,360

Property, plant and equipment, net	414,908	415,726
Intangible assets, net	96,829	105,612
Goodwill	223,743	222,996
Right-of-use operating lease assets	24,257	26,179
Other non-current assets	11,373	12,578
Deferred financing costs	2,152	2,539
Total assets	$886,031	$897,990

Current liabilities:
Revolving loan	$-	$20
Operating lease obligations, current portion	5,014	4,817
Accounts payable	8,061	7,668
Accrued payroll and payroll expenses	14,400	14,303
Accrued expenses and other current liabilities	36,019	28,673
Income taxes payable	877	850
Total current liabilities	64,371	56,331

Long term debt, net of discount for deferred financing costs	417,629	373,260
Operating lease obligations, non-current	19,776	21,716
Deferred income taxes	86,193	86,647
Other liabilities, non-current	11,741	13,321
Total liabilities	599,710	551,275

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of July 31, 2025 and October 31, 2024	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 51,540,028 and 53,273,644 issued and outstanding as of July 31, 2025 and October 31, 2024, respectively	6	6
Additional paid-in capital	389,263	386,313
Treasury stock	(39,817)	(25,881)
Accumulated other comprehensive income (loss)	2,185	(483)
Accumulated deficit	(90,316)	(38,240)
Total stockholders' equity	261,321	321,715

Total liabilities and stockholders' equity	$886,031	$897,990

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended July 31,		Nine Months Ended July 31,
(in thousands, except per share amounts)	2025	2024	2025	2024

Revenue	$103,676	$109,617	$284,080	$314,390
Cost of operations	63,287	65,112	176,274	194,804
Gross profit	40,389	44,505	107,806	119,586
Gross margin	39.0%	40.6%	37.9%	38.0%

General and administrative expenses	27,459	27,880	83,131	89,450
Income from operations	12,930	16,625	24,675	30,136

Interest expense and amortization of deferred financing costs	(8,399)	(6,318)	(23,168)	(19,744)
Loss on extinguishment of debt	-	-	(1,392)	-
Interest income	273	58	946	148
Change in fair value of warrant liabilities	-	-	-	130
Other income, net	228	276	290	360
Income before income taxes	5,032	10,641	1,351	11,030

Income tax expense	1,333	3,081	295	4,250

Net income	3,699	7,560	1,056	6,780

Less preferred shares dividends	(441)	(440)	(1,309)	(1,310)

Income (loss) available to common shareholders	$3,258	$7,120	$(253)	$5,470

Weighted average common shares outstanding
Basic	51,696	53,699	52,435	53,556
Diluted	51,906	53,775	52,435	54,191

Net income per common share
Basic	$0.07	$0.13	$-	$0.10
Diluted	$0.07	$0.13	$-	$0.10

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
	For the Nine Months Ended July 31,
(in thousands, except per share amounts)	2025	2024

Net income	$1,056	$6,780
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash operating lease expense	3,913	3,841
Foreign currency adjustments	(26)	(890)
Depreciation	31,454	31,345
Deferred income taxes	(803)	2,693
Amortization of deferred financing costs	1,311	1,336
Amortization of intangible assets	8,968	11,482
Stock-based compensation expense	1,431	1,917
Change in fair value of warrant liabilities	-	(130)
Loss on extinguishment of debt	1,392	-
Net gain on the sale of property, plant and equipment	(609)	(1,412)
Other operating activities	(47)	72
Net changes in operating assets and liabilities:
Receivables	4,353	7,227
Inventory	(1,447)	301
Other operating assets	(6,978)	(551)
Accounts payable	(565)	(1,668)
Other operating liabilities	6,447	2,131
Net cash provided by operating activities	49,850	64,474

Cash flows from investing activities:
Purchases of property, plant and equipment	(34,230)	(37,484)
Proceeds from sale of property, plant and equipment	6,028	7,472
Net cash used in investing activities	(28,202)	(30,012)

Cash flows from financing activities:
Proceeds on long term debt	425,000	-
Payments on long term debt	(375,000)	-
Proceeds on revolving loan	188,229	230,398
Payments on revolving loan	(188,249)	(249,352)
Dividends paid	(53,132)
Payment of debt issuance costs	(8,163)	-
Purchase of treasury stock	(12,315)	(7,161)
Other financing activities	(204)	1,343
Net cash used in financing activities	(23,834)	(24,772)
Effect of foreign currency exchange rate changes on cash	146	782
Net increase (decrease) in cash and cash equivalents	(2,040)	10,472
Cash and cash equivalents:
Beginning of period	43,041	15,861
End of period	$41,001	$26,333

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	69,271	$75,213	$(5,942)	(7.9)%
U.S. Concrete Waste Management Services(1)	19,337	18,545	792	4.3%
U.K. Operations	15,068	15,859	(791)	(5.0)%
Total revenue	$103,676	$109,617	$(5,941)	(5.4)%

(1) For the three months ended Jul 31, 2025 and 2024, intersegment revenue of $0.2 million and $0.1 million, respectively, is excluded.

	Nine Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$188,293	$216,514	$(28,221)	(13.0)%
U.S. Concrete Waste Management Services(1)	54,087	51,063	3,024	5.9%
U.K. Operations	41,700	46,813	(5,113)	(10.9)%
Total revenue	$284,080	$314,390	$(30,310)	(9.6)%

(1) For the nine months ended 2025 and 2024, intersegment revenue of $0.4 million and $0.3 million, respectively, is excluded.

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

During the first quarter of fiscal year 2025, the Company updated its methodology in which the Company allocates its corporate costs to better align with the manner in which the Company now allocates resources and measures performance. As a result, segment results for prior periods have been reclassified to conform to the current period presentation.

	Three Months Ended July 31, 2024				Nine Months Ended July 31, 2024
(in thousands)	Consolidated	U.S. Concrete Pumping	U.S. Concrete Waste Management Services	U.K. Operations	Consolidated	U.S. Concrete Pumping	U.S. Concrete Waste Management Services	U.K. Operations
As Previously Reported
Net income (loss)	$7,560	$3,535	$3,120	$905	$6,780	$(4,309)	$8,526	$2,433
Interest expense and amortization of deferred financing costs	6,318	5,585	-	733	19,744	17,577	-	2,167
EBITDA	31,450	20,156	7,313	3,981	73,601	43,216	18,881	11,374
Stock-based compensation	644	644	-	-	1,917	1,917	-	-
Other expense (income), net	(276)	(252)	(3)	(21)	(360)	(279)	(10)	(71)
Other Adjustments	(180)	(439)	-	268	3,439	3,229	-	264
Adjusted EBITDA	31,638	20,100	7,310	4,228	78,467	48,029	18,871	11,567

Recast Adjustment
Net income (loss)	$-	$1,419	$(1,419)	-	$-	$6,997	$(6,997)	$-
Interest expense and amortization of deferred financing costs	(57)	(1,497)	1,488	(48)	(147)	(4,865)	4,811	(93)
EBITDA	(57)	(78)	69	(48)	(147)	2,132	(2,186)	(93)
Stock-based compensation	-	(170)	170	-	-	(520)	520	-
Other expense (income), net	-	62	(62)	-	-	65	(65)	-
Other Adjustments	57	332	(332)	48	147	(442)	442	93
Adjusted EBITDA	-	155	(155)	-	-	1,289	(1,289)	-

Current Report as Recast
Net income (loss)	$7,560	$4,954	$1,701	905	$6,780	$2,688	$1,529	$2,433
Interest expense and amortization of deferred financing costs, net of interest income	6,261	4,088	1,488	685	19,597	12,712	4,811	2,074
EBITDA	31,393	20,078	7,382	3,933	73,454	45,348	16,695	11,281
Stock-based compensation	644	474	170	-	1,917	1,397	520	-
Other expense (income), net	(276)	(190)	(65)	(21)	(360)	(214)	(75)	(71)
Other Adjustments	(123)	(107)	(332)	316	3,586	2,787	442	357
Adjusted EBITDA	31,638	20,255	7,155	4,228	78,467	49,318	17,582	11,567

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss) Continued

	Net Income
	Three Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$1,625	$4,954	$(3,329)	(67.2)%
U.S. Concrete Waste Management Services	1,391	1,701	(310)	(18.2)%
U.K. Operations	683	905	(222)	(24.5)%
Total	$3,699	$7,560	$(3,861)	(51.1)%

	Adjusted EBITDA
	Three Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$15,604	$20,255	$(4,651)	(23.0)%
U.S. Concrete Waste Management Services	7,371	7,155	216	3.0%
U.K. Operations	3,868	4,228	(360)	(8.5)%
Total	$26,843	$31,638	$(4,795)	(15.2)%

	Net Income (Loss)
	Nine Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$(3,056)	$2,688	$(5,744)	*
U.S. Concrete Waste Management Services	2,817	1,529	1,288	84.2%
U.K. Operations	1,295	2,433	(1,138)	(46.8)%
Other	-	130	(130)	*
Total	$1,056	$6,780	$(5,724)	(84.4)%
*Change is not meaningful

	Adjusted EBITDA
	Nine Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$37,395	$49,318	$(11,923)	(24.2)%
U.S. Concrete Waste Management Services	19,081	17,582	1,499	8.5%
U.K. Operations	9,875	11,567	(1,692)	(14.6)%
Total	$66,351	$78,467	$(12,116)	(15.4)%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share

Q1 2024	$98	$(4)	$19	$17	$3	$(0.08)
Q2 2024	$107	$3	$28	$7	$21	$0.05
Q3 2024	$110	$8	$32	$6	$26	$0.13
Q4 2024	$111	$9	$34	$2	$32	$0.16
Q1 2025	$86	$(3)	$17	$4	$13	$(0.06)
Q2 2025	$94	$-	$22	$12	$10	$(0.01)
Q3 2025	$104	$4	$27	$12	$15	$0.07

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2]Information on M&A or growth investments included in net capital expenditures have been included for relevant quarters below:
*Q1 2024 capex includes approximately $5 million growth investment.
*Q2 2024 capex includes approximately $1 million M&A and $3 million growth investment.
*Q3 2024 capex includes approximately $4 million growth investment.
*Q4 2024 capex includes approximately $3 million growth investment.
*Q1 2025 capex includes approximately $2 million growth investment.
*Q2 2025 capex includes approximately $2 million growth investment.
*Q3 2025 capex includes approximately $3 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income to Reported EBITDA to Adjusted EBITDA

	Three Months Ended July 31,		Nine Months Ended July 31,
(dollars in thousands)	2025	2024	2025	2024
Consolidated
Net income	$3,699	$7,560	$1,056	$6,780
Interest expense and amortization of deferred financing costs, net of interest income	8,126	6,261	22,222	19,597
Income tax expense	1,333	3,081	295	4,250
Depreciation and amortization	13,638	14,491	40,422	42,827
EBITDA	26,796	31,393	63,995	73,454
Loss on debt extinguishment	-	-	1,392	-
Stock based compensation	526	644	1,431	1,917
Change in fair value of warrant liabilities	-	-	-	(130)
Other income, net	(228)	(276)	(290)	(360)
Other adjustments(1)	(251)	(123)	(177)	3,586
Adjusted EBITDA	$26,843	$31,638	$66,351	$78,467

U.S. Concrete Pumping
Net income (loss)	$1,625	$4,954	$(3,056)	$2,688
Interest expense and amortization of deferred financing costs, net of interest income	5,005	4,088	13,527	12,712
Income tax expense (benefit)	(133)	1,162	(1,795)	(426)
Depreciation and amortization	9,145	9,874	27,226	30,374
EBITDA	15,642	20,078	35,902	45,348
Loss on debt extinguishment	-	-	862	-
Stock based compensation	359	474	968	1,397
Other income, net	(144)	(190)	(161)	(214)
Other adjustments(1)	(253)	(107)	(176)	2,787
Adjusted EBITDA	$15,604	$20,255	$37,395	$49,318

U.S. Concrete Waste Management Services
Net income	$1,391	$1,701	$2,817	$1,529
Interest expense and amortization of deferred financing costs, net of interest income	2,354	1,488	6,495	4,811
Income tax expense	1,029	1,483	1,444	3,466
Depreciation and amortization	2,501	2,710	7,428	6,889
EBITDA	7,275	7,382	18,184	16,695
Loss on debt extinguishment	-	-	530	-
Stock based compensation	167	170	463	520
Other income, net	(71)	(65)	(86)	(75)
Other adjustments	-	(332)	(10)	442
Adjusted EBITDA	$7,371	$7,155	$19,081	$17,582

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the nine months ended July 31, 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.

	Three Months Ended July 31,		Nine Months Ended July 31,
(dollars in thousands)	2025	2024	2025	2024
U.K. Operations
Net income	$683	$905	$1,295	$2,433
Interest expense, net	767	685	2,200	2,074
Income tax expense	437	436	646	1,210
Depreciation and amortization	1,992	1,907	5,768	5,564
EBITDA	3,879	3,933	9,909	11,281
Other income, net	(13)	(21)	(43)	(71)
Other adjustments	2	316	9	357
Adjusted EBITDA	$3,868	$4,228	$9,875	$11,567

Other
Net income	$-	$-	$-	$130
EBITDA	-	-	-	130
Change in fair value of warrant liabilities	-	-	-	(130)
Adjusted EBITDA	$-	$-	$-	$-

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	July 31,	October 31,	January 31,	April 30,	July 31,
(in thousands)	2024	2024	2025	2025	2025
Senior Notes	375,000	375,000	425,000	425,000	425,000
Revolving loan draws outstanding	-	20	-	-	-
Less: Cash	(26,333)	(43,041)	(85,132)	(37,788)	(41,001)
Net debt	$348,667	$331,979	$339,868	$387,212	$383,999

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025
Consolidated
Net income (loss)	$(3,826)	$3,046	$7,560	$9,427	$(2,639)	$(4)	$3,699
Interest expense and amortization of deferred financing costs	6,463	6,873	6,261	5,976	5,802	8,294	8,126
Income tax expense (benefit)	(1,011)	2,180	3,081	3,854	(1,036)	(2)	1,333
Depreciation and amortization	14,097	14,239	14,491	14,283	13,200	13,584	13,638
EBITDA	15,723	26,338	31,393	33,540	15,327	21,872	26,796
Loss on debt extinguishment	-	-	-	-	1,392	-	-
Stock based compensation	536	737	644	477	367	538	526
Change in fair value of warrant liabilities	(130)	-	-	-	-	-	-
Other expense (income), net	(39)	(44)	(276)	(47)	(34)	(28)	(228)
Other adjustments(1)	3,191	517	(123)	(290)	(41)	155	(251)
Adjusted EBITDA	$19,281	$27,548	$31,638	$33,680	$17,011	$22,497	$26,843

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the first quarter of fiscal year 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.